Exhibit 23


                       Consent of Independent Accountants


Ford Motor Company
One American Road
Dearborn, Michigan


Re:    Ford Motor Company Registration Statement
       Nos. 33-64607, 33-54735, 33-54275, 33-50194,
       33-36061, 33-14951, 2-95020, 333-28181,
       333-49545, 333-58695, 333-47443, 333-86127,
       333-37396, 333-38580, 333-40258, 333-61882,
       333-72476 and 333-101293 on Form S-8

We consent to the incorporation by reference in the above Registration Statements of our report dated June 16, 2003 to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees at December 30, 2002 and 2001 and for the year ended December 30, 2002, which is included in this Annual Report on Form 11-K.


/s/PricewaterhouseCoopers LLP

Detroit, Michigan
June 16, 2003